EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Chemical Financial Corporation

We consent to the incorporation by reference in the registration statements (333-142733) on Form S-3 and (Nos. 33-40792, 333-38511, 333-56482, 333-84862, 333-125031, and 333-133962) on Form S-8 of Chemical Financial Corporation of our reports dated February 27, 2009, with respect to the consolidated statements of financial position of Chemical Financial Corporation as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Chemical Financial Corporation.

Our report refers to changes in the method of measuring prior-year uncorrected misstatements when quantifying misstatements in current year financial statements and the method of accounting for defined benefit and post retirement obligations in 2006.

/s/ KPMG LLP

Detroit, Michigan
February 27, 2009